Exhibit 10.2

AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

          THIS AMENDMENT NO. 1 (this “Amendment), dated as of July 31, 2010, is entered into by and among ASI Holdings Limited, a Hong Kong Corporation (“ASI Holdings’“), ASI Audio Technologies, LLC, an Arizona limited liability company and wholly-owned subsidiary of ASI Holdings (“ASI Arizona”), and AuraSound, Inc., a Nevada corporation (the “Buyer”).

RECITALS

              WHEREAS, ASI Holdings, ASI Arizona and Buyer entered into that certain Asset Purchase Agreement dated as of July 10, 2010 (the “Purchase Agreement”); and

              WHEREAS, ASI Holdings, ASI Arizona and Buyer now desire to amend the Purchase Agreement as set forth below.

              NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 1.2(a) of the Purchase Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.2	Purchase Price and Related Matters.

          (a) Purchase Price. In consideration for the sale and transfer of the Acquired Assets to Buyer at the Closing, Buyer shall at the Closing assume and agree to pay the Assumed Liabilities and shall deliver to ASI Holdings the following (together with the value of the Assumed Liabilities, the “Purchase Price”):

              (i) at the Closing, Buyer shall issue 500,000 shares (the “Closing Shares”) of Buyer’s unregistered common stock, par value US$0.01 per share (“Common Stock”) as follows: 450,000 Closing Shares to Sunny World Associates Limited, a British Virgin Islands corporation, and 50,000 Closing Shares to Faithful Aim Limited, which Closing Shares shall be subject to certain transfer restrictions as provided in the Lock-Up Agreement in the form of Exhibit A hereto (the “Lock-Up Agreement”):

              (ii) at the Closing, Buyer shall issue 5,488,005 shares of unregistered Common Stock (the “Contingent Shares”, and collectively with the Closing Shares, the “Shares”) of Buyer’s Common Stock as follows: 4,939,204 Contingent Shares to Sunny World Associates Limited and 548,801 Contingent Shares to Faithful Aim Limited, which Contingent Shares shall be subject to certain transfer restrictions as provided in the Lock-Up Agreement; provided, however, the Contingent Shares shall be held in escrow by the Buyer’s outside legal counsel and released to Sunny World Associates Limited and Faithful Aim Limited upon the occurrence of a Distribution Event. Sunny World Associates and Faithful Aim Limited shall have the right to vote their respective Contingent Shares notwithstanding that the Contingent Shares are held in escrow, until or unless the Contingent Shares are cancelled as hereinafter contemplated. If a Distribution Event does not occur on or prior to the six month anniversary of the Closing Date, the Contingent Shares shall be deemed automatically cancelled in their entirety and the certificates representing the Contingent Shares shall be returned forthwith to Buyer’s transfer agent for cancellation. For purposes hereof, a “Distribution Event” means the occurrence of both of the following (both A and B):

                  (A) the Buyer (or a wholly-owned subsidiary of Buyer) (l)(a) enters into a license agreement with DTS Licensing Limited (or another Affiliate of DTS Inc.) in respect of DTS Inc.’s “5.1 Channel Surround Technology” or (b) enters into a license agreement with a provider of substantially similar technology acceptable to ASFs customers for inclusion in ASFs or Buyer’s products to be sold to such customers, (2)(a) enters into a license for distribution of executable software (or similar agreement) with Cirrus Logic, Inc., (b) is assigned ASI Holdings’ rights under that certain License for Distribution of Executable Software dated April 16, 2010 by and between Cirrus Logic, Inc. and ASI Holdings, or (c) enters into a license agreement with a provider of substantially similar technology acceptable to ASFs customers for inclusion in ASFs or Buyer’s products to be sold to such customers, and (3)(a) enters into a technology license agreement with SRS Labs, Inc., (b) is assigned ASI Holdings’ rights under that certain Technology License Agreement dated as of November 14, 2008 by and between ASI Holdings and SRS Labs, Inc, and that certain First Amendment to Technology License Agreement dated as of April 6, 2010 by and between ASI Holdings and SRS Labs, Inc., or (c) enters into a license agreement with a provider of substantially similar technology acceptable to ASI’s customers for inclusion in ASFs or Buyer’s products to be sold to such customers; and

                  (B) all of the members of the Buyer’s Board of Directors who have no beneficial ownership interest in the Contingent Shares approve the release of the Contingent Shares to Sunny World Limited and Faithful Aim Limited. If all requirements of Section 1.2(a)(ii)(A) above have been satisfied, approval by the Board of Directors to release the Contingent Shares will not be unreasonably withheld.

          For the purpose of paragraph 1.2(a)(ii)(A) above, GGEC, its parent or other Affiliate of GGEC (collectively, a “GGEC Affiliate”) may be substituted in each case for Buyer in obtaining the subject license if and to the extent such GGEC Affiliate enters into the subject license agreement with the subject licensor and such license agreement enables Buyer (or its wholly owned subsidiary) to lawfully incorporate the subject technology into ASFs products after the Closing without causing Buyer (or its wholly owned subsidiary) to infringe any Third Party Rights, provided that such licensed technology is also acceptable to ASI’s current customers for inclusion in ASFs products to be sold to such customers.

              (iii) at the Closing, Buyer shall issue to Sunny World Associates Limited a warrant, in the form of Exhibit B hereto (the “Warrant”), to purchase 3,000,000 shares of Common Stock at an exercise price of US$1.00 per share, which shall vest as provided in the Warrant, and which shall not be exercisable until Buyer shall have duly amended its Articles of Incorporation, in accordance with Chapter 78 of the Nevada Revised Statutes and Regulation 14A or 14C under the Exchange Act, to increase Buyer’s authorized Common Stock to a number sufficient to enable the full exercise or conversion into Common Stock of all outstanding securities of Buyer that are convertible into or exercisable for Common Stock (the “Authorized Shares Increase”).”

2.	Full Force and Effect. Except as expressly amended hereby, the provisions of the Purchase Agreement shall remain in full force and effect in accordance with their terms.

3.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

4.
Governing Law; Submission to Jurisdiction. This Amendment will be subject to the Governing Law and Submission to Jurisdiction provisions of the Purchase Agreement as if fully set forth in this Amendment.

5.	Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

[Remainder of this page remains blank; signature page follows]

          IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

SELLERS

ASI HOLDINGS LIMITED

Name: Harald Arm in Weisshaupt
Title: Chief Executive Officer, President and Director

ASI AUDIO TECHNOLOGIES, LLC

Name: Haralu Armm Wcisshaput
Title:

Name: Arthur Liu
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]